Exhibit 26(n)(i)

Consent of Sutherland Asbill & Brennan LLP

S.A.B. Letterhead

April 12, 2005

Board of Directors

Transamerica Financial Life Insurance Company

TFLIC Series Life Account

4 Manhattanville Road

Purchase, New York 10577

RE:	TFLIC Series Life Account
TFLIC Freedom Wealth Protector
File No. 33-86696/811-8878

To The Board of Directors:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information for the TFLIC Freedom Wealth Protector contained in Post-Effective Amendment No. 4 to the Registration Statement on Form N-6 (File No. 33-86696/811-8878) of the TFLIC Series Life Account filed by Transamerica Financial Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ MARY JANE WILSON-BILIK
Mary Jane Wilson-Bilik